Exhibit 7.4

EXECUTION VERSION

AGREEMENT TO TENDER AND VOTING AGREEMENT

THIS AGREEMENT TO TENDER AND VOTING AGREEMENT (“Agreement”) is entered into as of April 16, 2009, by and among EBAY INC., a Delaware corporation (“Parent”), EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”), and KI-HYUNG LEE (“Shareholder”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain securities of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”).

B. Parent, Acquisition Sub and the Company are entering into a Share Allocation and Tender Offer Agreement of even date herewith (the “Master Agreement”) which provides (subject to the conditions set forth therein) for Acquisition Sub to acquire shares of capital stock of the Company by, among other things: (i) making a tender offer as contemplated by the Master Agreement (the “Offer”) for all of the issued and outstanding Company Securities at a price of US$24.00 (as may be adjusted pursuant to the Master Agreement) per Company Security; and (ii) by subscribing to newly-issued Company Shares.

C. Shareholder is entering into this Agreement in order to induce Parent and Acquisition Sub to enter into and perform their respective obligations under the Master Agreement; and Parent and Acquisition Sub have agreed to the covenant contained in Section 7 in order to induce Shareholder to enter into and perform Shareholder’s obligations under this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement or in the Proxy shall have the meanings given to such terms in the Master Agreement.

(b) “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in San Francisco, California, or Seoul, Korea, as the case may be, are authorized or obligated by law to close.

(c) “Expiration Time” shall mean the earliest to occur of: (i) the time on the date on which the Master Agreement is validly terminated in accordance with its terms; (ii) the Acceptance Time; (iii) the time on the date of any change described in clauses “(A)” through “(F)” of Section 1.2(c) of the Master Agreement, in each case that is not consented to in writing by Shareholder in Shareholder’s sole discretion; or (iv) 11:59 pm in Seoul, Korea on any date after the 75th day following the date of this Agreement that Shareholder provides written notice to Parent of the termination of this Agreement.

(d) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(e) “SPA” shall mean the agreement identified on Schedule 1(e).

(f) “Subject Securities” shall mean: (i) all equity securities of the Company (including all Company Securities and all options, warrants and other rights to acquire Company Securities) Owned by Shareholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional Company Securities and all additional options, warrants and other rights to acquire Company Securities) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Time.

(g) “Subject Shares” shall mean: (i) all Company Securities Owned by Shareholder as of the date of this Agreement; (ii) all additional Company Securities of which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Time; and (iii) all Company Securities into which any of the Company Securities described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(h) “Tender Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 19 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act).

(i) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Acquisition Sub or an affiliate of Acquisition Sub (it being understood that the imposition of a workmen’s lien, tax lien or other encumbrance under applicable Legal Requirements or Orders shall not constitute a Transfer for purposes of this clause “(i)”); (ii) enters into an agreement or legally binding commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Acquisition Sub or an affiliate of Acquisition Sub; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided, however, that “Transfer” shall not include: (A) any agreements entered into by Shareholder to reduce the effect of any foreign exchange fluctuations in the South Korean Won/U.S. Dollar exchange rate in connection with the transactions contemplated by this Agreement (“Hedging Transactions”), including the grant of a future security interest to a financial institution(s) on the Subject Shares (or the depositary receipts representing Subject Shares) in connection with any Hedging Transactions, in any case as long as no such security interest (and no sale, transfer or other disposition of any Subject Shares (or the depositary receipts representing Subject Shares)) will become effective until the Expiration Time, unless this Agreement is terminated or the Offer otherwise fails to be consummated (a “Permitted Security Interest”); or (B) the mere conversion by Shareholder of Company Shares into the same number of Company ADSs. In addition, references to “encumbrances” and “restrictions” in this Agreement shall be deemed not to include any Hedging Transaction or Permitted Security Interest.

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SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period commencing on the date of this Agreement and ending as of the Expiration Time (the “Effective Period”), Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Effective Period, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Shareholder who is an individual to any member of Shareholder’s immediate family, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or to Shareholder’s heirs and assigns upon Shareholder’s death; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, or the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquisition Sub, to be bound by all of the terms of this Agreement and to deliver or cause to be delivered delivers or causes to be delivered to Acquisition Sub concurrent with such Transfer notice to Parent and Acquisition Sub that such Transfer has occurred, together with reasonable detail about the Transfer, and, if applicable, the proxies described in Section 4.2(a).

2.4 No Ownership Interest. Nothing contained in this Agreement or the Proxy shall be deemed to vest in Parent or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities, except the rights to cause the Subject Securities to be voted as provided herein and in the Proxy. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Shareholder, and neither Parent nor Acquisition Sub shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Shares, except as otherwise provided herein and in the Proxy.

2.5 Restriction on Conversion of Company Shares. Shareholder shall not, on or prior to the record date for the Company Shareholders Meeting, convert or cause to be converted into Company ADSs any Company Shares Owned by Shareholder.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Unless the Expiration Time shall have occurred, Shareholder agrees to validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and, if applicable, Rule 14d-2 under the Securities Exchange Act of 1934, during the Tender Period, all of the Subject Shares Owned by Shareholder as of the date of this Agreement (free and clear of any encumbrances or restrictions), and if Shareholder acquires Ownership of any additional Subject Shares after the date of this Agreement and prior to the Expiration Time or exercises the option to acquire Company ADSs contained in the SPA, to validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, during the Tender Period, all of such additional Subject Shares or Subject Shares acquired upon exercise of such option (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements or this Agreement); provided, however, that Shareholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Options held by Shareholder.

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3.2 No Withdrawal. Shareholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until: (a) the Offer expires without Acquisition Sub having accepted for payment Company Securities validly tendered in the Offer or the Offer shall otherwise have been terminated in accordance with the terms of the Master Agreement; or (b) the Expiration Time.

3.3 Conditional Obligation. Shareholder acknowledges and agrees that Acquisition Sub’s obligation to accept for payment Company Securities in the Offer, including any Subject Shares tendered by Shareholder, is subject to the terms and conditions of the Master Agreement and the Offer.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Shareholder hereby agrees that, during the Effective Period, at any meeting of the shareholders of the Company, however called, and in any action by written consent of shareholders of the Company, unless otherwise directed in writing by Acquisition Sub, Shareholder shall cause the Subject Securities to be voted as follows, including by instructing the Depositary to vote the Company Shares represented by any Company ADSs Owned by Shareholder:

(a) in favor of each of the transactions and other related matters contemplated by the Master Agreement, including: (i) the election of the Parent Designees to the Company Board in accordance with the terms of the Master Agreement; and (ii) the other Voting Proposals; and

(b) against the following actions (other than the transactions contemplated by the Master Agreement, including the Voting Proposals): (i) any merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any Acquisition Proposal; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in the board of directors of the Company; (v) any amendment to the Company’s articles of incorporation, bylaws or other similar charter document; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, delay, postpone or materially and adversely affect any of the transactions contemplated by the Master Agreement or cause the Minimum Condition or any of the other Offer Conditions to not be satisfied.

During the Effective Period, Shareholder shall not enter into any agreement or legally binding commitment with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

4.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement, Shareholder shall deliver to Acquisition Sub a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Effective Period) with respect to the Company Securities referred to therein (the “Proxy”). Within five business days following the date of this Agreement, Shareholder shall cause to be delivered to Acquisition Sub an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding Company Securities that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Shareholder. The Shareholder shall cause the Proxy and any additional proxies to be notarized by a notary public in the jurisdiction of such proxies are executed. The Proxy shall terminate as of the Expiration Time. If the expiration date set forth in the Proxy or any additional proxy occurs prior to the Expiration Time, Shareholder shall promptly (and in no event more than two business days) following such expiration date deliver to Acquisition Sub a replacement proxy having an express

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expiration date that reasonably approximates the Expiration Time. Parent shall not use or attempt to use the Proxy or any additional proxies following the Expiration Time and shall return the Proxy and any additional proxies to Shareholder promptly following the Expiration Time.

(b) During the Effective Period, Shareholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Acquisition Sub as follows:

5.1 Authorization, etc. If Shareholder is an individual, Shareholder has the power and capacity to execute and deliver this Agreement and the Proxy and to perform Shareholder’s obligations hereunder and thereunder. If Shareholder is an entity, Shareholder has the organizational power and authority to execute and deliver this Agreement and the Proxy and to perform Shareholder’s obligations hereunder and thereunder. The execution and delivery of this Agreement and the Proxy, and performance of Shareholder’s obligations hereunder, by Shareholder have been duly authorized by all necessary action (corporate, organizational or otherwise) on the part of Shareholder. This Agreement and the Proxy have been duly executed and delivered by Shareholder, and, assuming the authorized and due execution and delivery of this Agreement by the other parties hereto, this Agreement and the Proxy constitute valid and legally binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. If Shareholder is a corporation, then Shareholder is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized. If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized and validly existing under the laws of the jurisdiction in which it was organized. If Shareholder is a limited liability company, then Shareholder is a limited liability company duly organized and validly existing under the laws of the jurisdiction in which it was organized.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not: (i) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both): (A) if Shareholder is an entity, any provision of the articles of incorporation, bylaws or similar organizational documents of Shareholder; or (B) any Legal Requirement known to Shareholder and applicable to Shareholder’s execution, delivery or performance of this Agreement; or (ii) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), any Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s affiliates or properties is or may be bound or affected, in each case, that would reasonably be expected to prevent, delay or impair in any material respect the ability of Shareholder to perform Shareholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 4.2(a)(ii)

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with respect to any Company Securities that are owned beneficially but not of record by Shareholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Company Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds of record (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements or this Agreement) the number of outstanding Company ADSs set forth under the heading “ADSs Held of Record” on the signature page hereof; (c) Shareholder holds (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements or this Agreement) the options, warrants and other rights to acquire Company Securities set forth under the heading “Options and Other Rights” on the signature page hereof; (d) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (e) Shareholder does not directly or indirectly Own any shares of capital stock, Company ADSs or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock, Company ADSs or other securities of the Company, other than the Company Securities and options, warrants and other rights to acquire Company Securities set forth on the signature page hereof.

5.4 Legal Proceedings As of the date of this Agreement, there is no Legal Proceeding currently pending or, to Shareholder’s knowledge, threatened against Shareholder (or, if Shareholder is an entity, any of Shareholder’s shareholders, directors or officers or their equivalent), that challenges the validity of, or seeks to enjoin or restrict, the transactions contemplated by this Agreement, or that would reasonably be expected to prevent, delay or impair in any material respect the ability of Shareholder to perform Shareholder’s obligations under this Agreement.

5.5 SPA. Assuming the authorized and due execution and delivery of the SPA by the other parties thereto, the SPA constitutes a valid and legally binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. The Seller’s Option (as defined in the SPA) granted to Shareholder in Section 9.2 of the SPA represents a security that is immediately exercisable for Subject Securities.

5.6 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times during the Effective Period as if made as of any such time (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be accurate in all respects as of such specified date).

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to Shareholder as follows:

6.1 Authorization, etc. Each of Parent and Acquisition Sub has the organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and performance of its obligations hereunder, by each of Parent and Acquisition Sub has been duly authorized by all necessary action (corporate, organizational or otherwise) on the part of such party. This Agreement has been duly executed and delivered by each of

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Parent and Acquisition Sub, and, assuming the authorized and due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes valid and legally binding obligations of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. Parent and Acquisition Sub are each a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not: (i) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both): (A) any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Acquisition Sub; or (B) any Legal Requirement known to Parent and Acquisition Sub and applicable to the execution, delivery or performance of this Agreement by Parent and Acquisition Sub; or (ii) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), any Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their affiliates or properties is or may be bound or affected, in each case, that would reasonably be expected to prevent, delay or impair in any material respect the ability of Parent or Acquisition Sub to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any consent or approval of any Person, other than as will have been obtained prior to the execution and delivery or performance hereof.

6.3 Legal Proceedings As of the date of this Agreement, there is no Legal Proceeding currently pending or, to the knowledge of Parent and Acquisition Sub, threatened against Parent or Acquisition Sub (or to any of their respective shareholders, directors or officers or their equivalent), that challenges the validity of, or seeks to enjoin or restrict, the transactions contemplated by this Agreement, or that would reasonably be expected to prevent, delay or impair, in any material respect, the ability of Parent or Acquisition Sub to perform their respective obligations under this Agreement.

6.4 Accuracy of Representations. The representations and warranties contained in this Section 6 are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times during the Effective Period as if made as of any such time (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be accurate in all respects as of such specified date).

SECTION 7. CERTAIN SHAREHOLDER RIGHTS

Shareholder and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC (and Parent shall take into account and reflect in the Offer Documents (including in any amendment or supplement thereto) the reasonable comments of Shareholder and its counsel. Parent and Acquisition Sub shall promptly provide Shareholder and its counsel with a copy or a description of any comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Offer Documents.

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SECTION 8. FIDUCIARY DUTIES

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Shareholder to attempt to): (a) limit or restrict Shareholder, acting in his capacity as a director of the Company, in the exercise of his fiduciary duties consistent with the terms of the Master Agreement; or (b) prevent Shareholder from taking any action in his capacity as such director.

SECTION 9. NO SOLICITATION

Shareholder agrees that, during the Effective Period, Shareholder shall not, directly or indirectly: (i) solicit, initiate, induce, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse, support or recommend any Acquisition Proposal or Acquisition Inquiry; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Shareholder shall immediately cease and discontinue, Shareholder shall ensure that Shareholder’s Specified Representatives immediately cease and discontinue, and Shareholder shall use reasonable best efforts to cause Shareholder’s other Representatives to immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry. Notwithstanding anything to the contrary in this Section 9, in the event that the Company is permitted to engage in discussions and negotiations with a third party relating to an Acquisition Proposal pursuant to Section 4.3(b)(ii) of the Master Agreement, Shareholder and Shareholder’s Representatives shall be permitted to engage in discussions and negotiations with such third party relating to such Acquisition Proposal.

SECTION 10. MISCELLANEOUS

10.1 Shareholder Information. Shareholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer or the other transactions contemplated by the Master Agreement, Shareholder’s identity and ownership of Company Securities and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement. Parent and Acquisition Sub agree to consult with Shareholder with respect to any press release or other public statement issued or made by Parent in connection with the transactions contemplated by this Agreement that identifies Shareholder, unless such press release or other public statement is consistent with any press release or public statement previously issued or made by Parent after consultation with, or with the permission of, Shareholder.

10.2 Further Assurances. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Acquisition Sub may reasonably request for the purpose of fulfilling Shareholder’s obligations under this Agreement.

10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), three Business Days after delivery to such courier; (b) if sent by facsimile transmission, on the Business Day following transmission and confirmation of receipt; and (c) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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if to Shareholder:

at the address set forth on the signature page hereof;

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Lawrence Chu, Yoichiro Taku

Facsimile: (650) 493-6811

if to Parent or Acquisition Sub:

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Facsimile: (408) 376-7513

10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.5 Entire Agreement. This Agreement, the Proxy, the Master Agreement and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any of the parties hereto unless made in writing and signed by each of the parties.

10.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, Parent or Acquisition Sub, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void; provided, however, that the rights and obligations of Parent or Acquisition Sub under this Agreement may be assigned or delegated by Parent or Acquisition Sub to any affiliate of Parent

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or Acquisition Sub that is a direct or indirect wholly-owned Subsidiary of Parent without the consent of Shareholder or of any other Person, and in the event of any such assignment and/or delegation, all references in this Agreement to Parent or Acquisition Sub, as applicable, shall be deemed to instead refer to such affiliate. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder, Parent, Acquisition Sub and their respective successors and assigns (and, if Shareholder is an individual, Shareholder’s heirs, estate, executors and personal representatives) and shall inure to the benefit of Shareholder, Parent, Acquisition Sub and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Acquisition Sub and its successors and assigns) any rights or remedies of any nature.

10.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each party hereto agrees that, in the event of any breach or threatened breach by another party of any covenant or obligation contained in this Agreement (including, without limitation, Section 7) or in the Proxy, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party hereto further agrees that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each party hereto irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.8 Non-Exclusivity. The rights and remedies of each of the parties hereto under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of each of the parties under this Agreement, and the obligations and liabilities of each of the parties under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

10.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that any matter that, under the internal affairs doctrine of the law of the State of Delaware, is governed by the laws of the Republic of Korea by reason of the Company being incorporated under the laws of the Republic of Korea shall be governed exclusively by the laws of the Republic of Korea. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the courts in the State of Delaware, USA.

(b) EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

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10.10 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.12 Waiver. No failure on the part of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party to this Agreement in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

11.

IN WITNESS WHEREOF, each of the parties named below have caused this Agreement to be executed as of the date first written above.

EBAY INC.

/s/ LORRIE M. NORRINGTON
By

President, eBay Marketplaces
Title

EBAY KTA (UK) LTD.

/s/ JAY C. CLEMENS
By

Director
Title

SHAREHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	ADSs Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Agreement to Tender and Voting Agreement

IN WITNESS WHEREOF, each of the parties named below have caused this Agreement to be executed as of the date first written above.

EBAY INC.

By

Title

EBAY KTA (UK) LTD.

By

Title

SHAREHOLDER

KI-HYUNG LEE

/s/ Ki-Hyung Lee
Signature

Ki-Hyung Lee
Printed Name

Address:
c/o Interpark Corporation 8th Floor, NamSeoul Bldg. 1304-3, Seocho-dong, Seocho-gu Seoul, Korea
Attention:	Mr. Dong-Hwa Kang

Facsimile:	+82 2-538 3208

Shares Held of Record	ADSs Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
1,400,00	1,215,500	Shareholder has rights under the SPA including an option to purchase up to 800,000 Company ADSs.	Shareholder indirectly holds 20,050 Company shares held by family members and, in his capacity as Chief Executive Officer and Chairman of the Board of Interpark Corporation, indirectly holds 14,599,900 Company shares held by Interpark Corporation.

Signature Page to Agreement to Tender and Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned (“Shareholder”) holder of common shares, par value KRW 100 per share (“Company Shares”) of GMARKET INC., a corporation organized under the laws of the Republic of Korea (the “Company”), and/or American Depositary Shares, each representing one Common Share (“Company ADSs”) hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes JOHN J. DONAHOE, ROBERT H. SWAN, LORRIE M. NORRINGTON, MICHAEL R. JACOBSON and EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom (“Acquisition Sub”), and each of them, the attorneys and proxies of Shareholder, with full power of substitution and resubstitution, to the full extent of Shareholder’s rights with respect to: (i) the outstanding Company Shares owned of record by Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) the outstanding Company ADSs owned of record by Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (iii) any and all Company Shares, Company ADSs and/or other shares of capital stock or and/or equity ownership interest in the Company that Shareholder may acquire on or after the date hereof. (The Company Shares, Company ADSs, shares of capital stock and/or other equity ownership interest in the Company referred to in clauses “(i)” through “(iii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by Shareholder with respect to any of the Shares are hereby revoked, and Shareholder agrees that no subsequent proxies will be given with respect to any of the Shares relating to any of the matters referred to in this proxy.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Agreement to Tender and Voting Agreement, dated as of the date hereof, among eBay Inc., a Delaware corporation (“Parent”), Acquisition Sub and Shareholder (the “Agreement to Tender”), and is granted in consideration of Parent and Acquisition Sub entering into the Share Allocation and Tender Offer Agreement, dated as of the date hereof, among Parent, Acquisition Sub and the Company (the “Master Agreement”). Capitalized terms used but not otherwise defined in this proxy shall have the meanings assigned to such terms in the Agreement to Tender, or, if not defined therein, in the Master Agreement.

The attorneys and proxies named above will be empowered, and may exercise this proxy to attend and vote the Shares for and on behalf of Shareholder at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company and to instruct the Depositary to vote the Company Shares represented by Company ADSs held by Shareholder at such meeting:

(a) in favor of each of the actions, transactions and other matters contemplated by the Master Agreement, including: (i) the election of the Parent Designees to the board of directors of the Company in accordance with the terms of the Master Agreement; and (ii) the other Voting Proposals; and

(b) against the following actions (other than the transactions contemplated by the Master Agreement, including the Voting Proposals): (i) any merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any Acquisition Proposal; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in the board of directors of the Company; (v) any amendment to the Company’s articles of incorporation, bylaws or other similar charter document; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, delay, postpone or materially and adversely affect any of the transactions contemplated by the Master Agreement or cause the Minimum Condition or any of the other Offer Conditions to not be satisfied.

The attorneys and proxies named above will also be empowered, and may exercise this proxy to prepare and execute the minutes of such meeting of the shareholders or such written action by consent of shareholders and take any and all actions relating thereto in the name of Shareholder (including, without limitation, obtaining notarization of such minutes or written actions). Shareholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Shareholder (including any transferee of any of the Shares).

This proxy will automatically terminate and be of no further force or effect on July 1, 2009.

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, Shareholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

[Remainder of page intentionally left blank]

Dated: April     , 2009

SHAREHOLDER

Signature

Printed Name

Number of common shares of the Company owned of record as of the date of this proxy:

Number of American Depositary Shares of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy